UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2007

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Broadcaster, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	0-15949	94-2862863
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

9201 Oakdale Avenue, Suite 200
Chatsworth, CA 91311

(Address of Principal Executive Office) (Zip Code)

(818) 206-9274

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2007, Nolan Quan was appointed President and Chief Operating Officer of Broadcaster, Inc. (“Broadcaster”). The Board of Directors approved a compensation package for Mr. Quan for a term which expires June 30, 2009 of (i) an annual base salary of $150,000 and (ii) a bonus of $250,000. The salary will accrue and not be paid to Mr. Quan until Broadcaster has positive cash flow from operations in a fiscal quarter. Mr. Quan’s bonus is contingent upon Broadcaster having revenues of at least $10,000,000 calculated over four consecutive fiscal quarters beginning January 1, 2008 and terminating June 30, 2009 and achieving net income during such four fiscal quarters calculated in accordance with GAAP. We expect to present Mr. Quan’s employment agreement to our Board of Directors for approval.

Mr. Quan has thirty years of business experience including twenty years of experience developing new businesses. Mr. Quan co-founded a series of successful Internet related companies which range from Internet infrastructure and service companies to entertainment portal companies. These companies include Alchemy Communications, Inc., a California based corporation (“Alchemy”), a data center company in 1995, NetBroadcaster, Inc. an advertiser based Internet media company in 1998, and AccessMedia Networks, Inc. in 2002. Mr. Quan has also held the position of: President of Metropolis Pictures and co-founder of Axis Films International, both film production and distribution companies whose list of clients included HBO, Showtime, Viewer's Choice, DirecTV, Universal Pictures and Orion. Mr. Quan has also held financial and operational positions at Touche Ross & Company, Getty Oil, ESPN, Mattel Electronics and Magnum Entertainment. Mr. Quan has a B.S. in Computer Science Engineering and an MBA from the University of California at Los Angeles. During the past five years, Mr. Quan has been associated with Alchemy, that provides important Internet-based services to Broadcaster including staffing, technical services and consulting, Internet bandwidth and hosting, network infrastructure and other related services. Mr. Quan is Alchemy’s largest shareholder owning approximately 27% of its capital stock.

Broadcaster is a party to various related party transactions with Mr. Quan. Historically, these transactions were provided to AccessMedia, Inc. (“AccessMedia”) prior to our acquisition of that company in June 2006. AccessMedia is currently indebted to Mr. Quan in the amount of $1,725,000. The demand notes are secured by all of the assets of Broadcaster and interest is paid on a current basis.

Alchemy sublet us our office space under a lease expiring October 31, 2007. In the year ended June 30, 2007, we paid Alchemy $219,000 in rent. Alchemy now subleases nominal operating space from Broadcaster at our cost starting November 1, 2007. During the fiscal year ended June 30, 2007, Broadcaster incurred approximately $1,630,000 in additional costs to Alchemy, which related to staffing, and operating costs including Internet hosting and bandwidth. For the quarter ended September 30, 2007, we paid Alchemy $409,000. Mr. Quan will continue devoting his time to Alchemy’s business while providing services to us.

During the last fiscal year, Broadcaster entered into two non-exclusive agreements with Alchemy F/X, a company controlled by Mr. Quan. Broadcaster’s fee under these license agreements are $250,000 and $70,000, of which $220,000 was paid during the last fiscal year.

During the last fiscal year and quarter ended September 30, 2007, Broadcaster paid $41,480 and $14,000, respectively, in legal fees to Elaine Rosen, who is Mr. Quan’s wife. Additionally, Mr. Quan’s son is employed by Broadcaster as a producer and receives a salary of $63,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Broadcaster, Inc.

By:	/s/ MARTIN R. WADE, III
Martin R. Wade, III Chief Executive Officer

Date: November 13, 2007